EXHIBIT 10.23

European Distribution Agreement

This agreement (“Agreement”) is dated the   12     day of           May         2005

Between:

(1)	In2Games Limited (company number 03816498) of 2nd Floor, 135 High Street, Rickmansworth, Hertfordshire WD3 1AR (“In2Games”); and

(2)	Mad Catz Europe Limited, a U.K. company, with offices at Exchange House, 494 Midsummer Boulevard, Central Milton Keynes, MK9 2EA, United Kingdom (the “Distributor”).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, In2Games and Distributor agree as follows:

Background:

(A)	In2Games is developing a game for the use with the PlayStation 2 video game console and the PC (collectively “Game” or “Units”).

(B)	Distributor wishes to obtain, and In2Game wishes to grant to Distributor, the exclusive right to distribute the Game in the Territory.

Definitions:

In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“PS2 Game”             A copy of the game known as Gametrak: Real World Golf compatible with the PAL PlayStation 2 system, plus a plastic mini golf club and box (“PS2 Game”)

“PC Game”             A copy of the game known as Gametrak: Real World Golf, compatible with the PC system, plus a plastic mini golf club and box, plus a Gametrak USB motion sensor system compatible with the PC system, plus one pair of gloves for use with the Gametrak system (“PC Game”).

“Gametrak”                A 3D motion sensing technology developed and owned by In2Games based upon the use of retractable cables to measure X, Y and Z positions in 3D space.

“Game”	or “Units” refers to the PS2 Game, the PC Game and the Gametrak

1.	Territory and Term

1.1	For purposes of this Agreement, the Territory shall be the United Kingdom, Ireland, France, Scandinavia, Australia, New Zealand and the PC market in Italy.

1.2

The Term of this Agreement shall begin on the Game Launch Date and continue in full force and effect for one year thereafter. For informational purposes, the target Launch Date for the Game is August 26, 2005. The Agreement will automatically renew for an additional year if [***] If this Agreement renews for an additional year, then the Agreement shall terminate at the end of that additional year and shall

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not renew for a further year (unless otherwise agreed in writing between In2Games and Distributor

2.	Appointment of the Distributor

2.1	In2Games appoints Distributor as its exclusive distributor for the resale of the Game in the Territory.

2.2

In2Games agrees that it shall not itself solicit orders for the Game from any person in the Territory and shall not appoint any other person as a distributor for the resale of the Game in the Territory.

2.3	The Distributor shall not:

(a)	obtain Units for resale in the Territory from any person other than In2Games;

(b)

seek customers, solicit orders, establish any branch or maintain any distribution depot for the Game in any country which is outside the Territory but within the European Economic Area which are hereby reserved to In2Games (or its other distributors) and provided that the Distributor shall be entitled to satisfy unsolicited orders received from outside the Territory but within the European Economic Area; or

(c)	sell the Game to any customer in any country which is outside the Territory and outside the European Economic Area.

2.4	The Distributor may describe itself as an “Authorised Distributor” of In2Games for the Game, but may not hold itself out as an agent of In2Games or as being entitled to bind In2Games in any way.

3.	Orders for the Game

3.1

Within 14 days following the execution of this Agreement, Distributor shall place a purchase order for [***] copies of the PS2 Game. Within 14 days following execution of this Agreement, Distributor shall supply In2Games with an irrevocable and confirmed (by a bank acceptable to In2Games) Letter of Credit payable in cash pounds sterling upon the presentation of a clean bill of lading. In2Games agrees that it shall make no attempt to cash the Letter of Credit until Distributor’s purchase orders have been fulfilled and Mad Catz has taken possession of the Game. Following the meeting with DSG, the parties will enter into good faith negotiations to agree on the amount of PC Games that Distributor will order.

3.2

After Mad Catz has purchased [***] copies of the Game, there will no further obligation on the part of Mad Catz to supply a Letter of Credit for the Game. All purchase orders over [***] copies of the Game shall be paid thirty (30) days after Mad Catz takes possession of the Game.

3.3

Distributor shall place purchase orders for the PS2 Game and PC Game in writing, specifying which Game is being ordered. The Distributor shall be responsible for ensuring that each Order is accurate. To the extent of any inconsistency between the terms of this Agreement and any Orders or invoices issued in relation to this Agreement, this Agreement shall take priority.

3.4

Once a purchase order is placed by Distributor, In2Games will have 5 days to accept the purchase order, reject the purchase order, or partially accept the purchase order. Distributor has the option to cancel any purchase order prior to In2Games’ accepting the purchase order. In2Games will use reasonable efforts to accept (in total) all the quantities specified in Distributor’s purchase orders. Once accepted, Distributor will take possession of the PS2 Software, FOB Distributor’s designated location in the

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United Kingdom no later than 30 days after In2Games accepts the purchase order, for the Golf Club, FOB Hong Kong no more than 30 days after In2Games accepts the purchase order, and for the PC Game, FOB Hong Kong no later than 45 days after In2Games accepts the purchase order. If In2Games does not accept the entire purchase order, In2Games must indicate in writing whether they accept part of the purchase order. Mad Catz then has the option to accept partial fulfilment of the purchase order or cancel the purchase order entirely.

3.5

Once In2Games has accepted a purchase order, the Distributor may not cancel that purchase order or vary the number of units specified in that purchase order unless mutually agreed upon by the parties in writing.

3.6

If Distributor cannot fulfil Distributor’s purchase order for the entire [***] copies of the PS2 Game before October 15, 2005, the minimum guarantee will decrease by [***] copies of the PS2 Game for each seven (7) days that the order remains unfulfilled after October 15, 2005.

4.	Returns and Price Protection

4.1

Distributor shall have the right to return defective products for a credit against then current and future purchase orders. If the defective rate of the Game is above [***] Distributor shall have the right to a full refund of any monies paid in respect of defective products in respect of which a credit has not been given within 30 days after a written demand for the same.

4.2

Distributor may request In2Games to agree to lower the price at which Distributor buys the Units. If Distributor makes such a request, In2Games will negotiate in good faith with Distributor regarding such request and any agreed price reduction will be applied not only to all future orders, but also retrospectively to all stock that has not been sold through at retail.

5.	Marketing and promotion

5.1

Prior to [***], 2005, Distributor shall contribute one half of [***] to a joint marketing fund to be used to promote the Game within the United Kingdom. Said [***] shall be spent prior to December 31, 2005. Distributor shall have joint input on the manner in which the marketing fund is used and reasonable approval rights over the content of any and all marketing. In2Games shall consult with Warren Cook regarding any marketing efforts. Distributor’s portion of the marketing fund [***] shall be fully recoupable against the price it pays for the Game at a rate of [***] for each Game Purchased in excess of [***] copies.

5.2

With respect to the foregoing clause (section 5.1), In2Games shall prepare and submit to Distributor for its prior approval (not to be unreasonably withheld or delayed) a marketing plan for the marketing and promotion of the Game within the United Kingdom.

5.3	The Distributor shall:

(a)	make clear, in all dealings with customers and prospective customers, that it is acting as a distributor of Game and not as an agent of In2Games;

(b)	provide to In2Games a copy of each of the price lists which it publishes during the term of this Agreement, in each case promptly following the publication of the relevant price list;

(c)

each quarter during the Term of this Agreement, provide In2Games with a report in such form as In2Games may reasonably require, specifying the number of units of each of the Game which the Distributor has: (i) at their

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premises, and (ii) sold or delivered to customers, together with details of sell-through of Units achieved by the Distributor’s customers, during the preceding month and such other information as In2Games may reasonably require; and

(d)	provide an after sales service for customers and end-users in relation to the Units including a telephone help-line to the reasonable satisfaction of In2Games.

6.	Prices

6.1

Each PS2 Game shall be sold to Distributor at a [***] and [***] for the PC Game. In the event that In2Games provides the Game to a third party at a lower price or on more favourable terms than it provides the Game to Distributor, then any orders unfulfilled and orders placed by Distributor after the date on which In2Games has provided the Game to that third party at such lower price or on such more favourable terms shall be deemed to be automatically revised and accepted to equal the lowest price and/or more favourable terms. In the event that Distributor shall become entitled to a lower price under this section 6.1, but has already made payment at a price in excess thereof, In2Games shall promptly refund the difference in price to Distributor.

6.2

The prices set out in sub-clause 6.1 shall be recalculated if, at the date In2Games accepts an Order the exchange rate of the Euro/Pound and/or the US Dollar/Pound fluctuates in either direction by more than 3% of the exchange rate value as at the date of this Agreement.

6.3	Subject to In2Games price protection obligations set forth in Section 4.3 above, the parties may change the Game Price at any time by written agreement.

7.	Payment

7.1	Payment shall be made in accordance with Section 3 above.

8.	Intellectual Property

8.1	The Distributor shall not:

(a)	copy, modify or adapt the Peripherals, the Games or the Units;

(b)	alter, remove, obscure or tamper with any trade marks, copyright or other notices, numbers, or other means of identification used on the Units or in relation to any of the Peripherals or Games; or

(c)	use in the Territory any trade marks or trade names so resembling the Trade Marks (or any other trade mark or trade name of In2Games) as to be likely to cause confusion or deception; or

(d)	insert any promotional leaflets or other items into the box for the Game without prior written approval of In2Games; or

(e)

attempt to create, or acquire or use any materials from any third party who creates or attempts to create, a motion sensing controller based upon the intellectual property rights contained in the following patents:                                                                                                                           ; or

(f)

disassemble or decompile software, peel semiconductor components or otherwise reverse engineer or attempt to reverse engineer or derive source code or create derivative works from hardware, software or libraries provided

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by In2Games to Distributor, from permitting or encouraging any third party so to do, and from acquiring or using any materials from any third party who does so.

8.2

The Distributor shall have no rights in respect of the Trade Marks (or any other trade mark or trade name of In2Games) or of the goodwill associated with such trade marks or trade names, and acknowledges that it shall not acquire any rights in respect of such trade marks, trade names or goodwill and that all such rights and goodwill are, and shall remain, vested in In2Games.

8.3

The Distributor shall, at the request and expense of In2Games, take all such steps as In2Games may reasonably require to assist In2Games in maintaining the validity and enforceability of the Trade Marks (and any other trade mark or trade name of In2Games) and all other Intellectual Property Rights of In2Games during the term of this Agreement.

8.4

If the Distributor becomes aware of any actual, threatened or suspected infringement in the Territory of any Intellectual Property Rights of In2Games (an “Infringement”), or of any claim by any person that the importation of Units into the Territory or the sale of Units in the Territory infringes any rights of any person (a “Claim”); then (i) the Distributor shall promptly notify In2Games and provide In2Games with all information which the Distributor becomes aware of in relation to that Infringement or Claim; and (ii) the Distributor shall at the request and expense of In2Games do all such things as In2Games may reasonably require to assist In2Games in taking or resisting any proceedings in relation to that Infringement or Claim.

8.5

In2Games may change the specifications or any other part of any of the Game or any of the associated documentation and packaging to conform to any statutory or EC requirements or in any way which does not have a material adverse affect on the quality, performance, sale or marketing of the Game.

9.	Term and termination

9.1

This Agreement shall commence on the actual Launch Date and subject to any earlier termination under sub-clause 9.2, will remain in full force and effect until the expiry of the Term and any renewal period.

9.2	Either party may terminate this Agreement with immediate effect by giving written notice to the other (the “Defaulting Party”) on or at any time after the happening of any of the following events:

(a)

if the Defaulting Party commits a material breach of any of the terms and conditions set out in this Agreement provided that where such breach is capable of remedy, the Defaulting Party has been advised in writing of the breach and has not rectified it within thirty (30) days of receipt of such advice;

(b)

if the Defaulting Party makes an assignment for the benefit of its creditors, or files a petition under the bankruptcy or insolvency laws of any jurisdiction or has or suffers a receiver or trustee appointed over its business or property, or is adjudicated a bankrupt or insolvent;

(c)	on the Defaulting Party ceasing to do business or threatening to cease to do business; or

(d)	the Defaulting Party is unable to pay its debts (within the meaning of that term under section 123, Insolvency Act 1986).

10.	Consequences of termination or expiration

10.1

Upon the termination or expiry of this Agreement, the Distributor may, during the period of one hundred eighty days (180) days following the termination of this Agreement, continue to sell any units of the Game which are unsold at the time of expiry or termination.

10.2

Within 7 days following the one hundred eighty (180) days in which the Distributor is entitled to continue to sell the Game under sub-clause 10.1, In2Games shall be entitled to repurchase all or part of any stocks of Units then held by the Distributor at the cost of manufacture or book value if lower (less any Value Added Tax or other taxes, duties or levies), and have such stocks delivered to In2Games or any nominee, provided that In2Games shall be responsible for arranging and for the cost of transport and insurance. Within a further 30 day period the Distributor shall destroy all Units which are unsold and which In2Games does not repurchase under this sub-clause 10.2. Within 7 days following the day on which such destruction takes place, the Distributor shall provide In2Games with a certificate signed by an officer of the Distributor confirming that such destruction has taken place. If any Units are returned to the Distributor after such destruction has taken place, the Distributor shall in each case destroy such Units within 30 days of receiving them.

10.3	The termination or expiry of this Agreement (however caused) shall:

(a)	be without prejudice to any other rights or remedies which either In2Games or the Distributor may be entitled to under this Agreement or otherwise;

(b)	not affect any accrued rights or liabilities which either In2Games or the Distributor may then have;

11.	Warranties, Indemnities, Insurance

11.1	In2Games represents, warrants and covenants to the Distributor that:

(a)

the Units supplied by In2Games to the Distributor under this Agreement shall be free from any material defects under normal use and service provided that the Distributor returns such Units to In2Games within 18 months of delivery to the Distributor;

(b)	the Units and their component parts do not infringe the Intellectual Property Rights or the proprietary rights of any person;

(c)	In2Games has the right to enter into and to perform this Agreement and to grant the licences set out in this Agreement;

(d)

In2Games is not bound by any other agreement that would prevent or otherwise interfere with In2Games fulfilling its obligations hereunder or the Distributor’s performance under the Agreement, and that no other party has any claim on the Units that are the subject of this Agreement; and.

(e)

The Units comply with all laws, rules, regulations, environmental standards (including, but not limited to RoHS, WEEE, CE, and any guidelines or directives on hazardous material, etc.), and otherwise conform to any rules regulating the selling of the Units in the Territory and In2Games has the right to enter into and to perform this Agreement and to grant the licences set out in this Agreement.

11.2

In2Games hereby represents and warrants that all of the Units sold hereunder by it to Distributor, its successors or assigns, are and will be free and clear of infringement of any valid patent copyright or trademark in the Territory; and In2Games agrees to defend any and all actions and suits, alleging any such infringement, that may at any time be brought against Distributor, or its successors or assigns, or Distributor’s customers and to pay all costs and expenses incurred and to satisfy all judgments and decrees against defendant and or defendants in such actions or suits, and to save Distributor, its successors and assigns, and its and their customers harmless from all loss, damage, expense and liability on account of any such infringement.

11.3

In2Games shall defend and indemnify the Distributor and shall hold the Distributor harmless against all claims, losses, liabilities, damages, expenses and costs, including, without limitation, any and all fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any claim which results from or arises in connection with any breach of the In2Games’ representations and warranties or the distribution, promotion, sale and/or marketing of the Units by the Distributor. The foregoing notwithstanding, In2Games shall not be responsible for the defence and indemnity provided by this section, section 11.3, if it is shown that the claim arises out of Distributor’s negligent, reckless or criminal conduct. In connection with the foregoing, Mad Catz agrees that it will (a) take all reasonable steps to mitigate its loss; (b) promptly notify In2Games of all matters of which it becomes aware and which may result in a claim under this clause, including any potential claim by a third party against the Distributor (a “Third Party Claim”); (c) co-operate with In2Games in all reasonable respects in connection with the defence of any Third Party Claim at the reasonable expense of In2Games; and (d) not make any admission of liability, agreement or compromise in relation to any Third Party Claim without the prior approval of In2Games (such approval will not be unreasonably withheld).

11.4

In2Games shall furnish Mad Catz with a Certificate of Insurance, evidencing Product Liability Coverage with protection extending at least two (2) million dollars per occurrence. Distributor shall be named as an additional named insurer on said policy. Such insurance shall cover all Products sold by In2Games to Distributor and shall be maintained for a period of two years after the expiration or termination of this Agreement.

12.	Liability and Remedies

12.1	Each party accepts unlimited liability for death or personal injury caused by its negligence and for any misrepresentations made fraudulently.

12.2

In the event that the Product is recalled or Distributor is otherwise prohibited from selling the Product through no fault of its own, excluding a force majeure event as set forth in Section 14.4 herein, In2Games will refund all amounts paid by Mad Catz for the games, including shipping and storage, and take back the stock at In2Games sole cost.

12.3

Save as provided in Section 11 (Indemnities) and Section 12.1, neither party shall be liable for the following loss or damage however caused and even if foreseeable by that party: consequential, indirect or special loss or damage or any economic loss (including loss of profits, business, contracts, revenues, goodwill, production and anticipated savings of every description).

13.	Confidentiality of Business Information

13.1

Except as referred to in sub-clause 13.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, the other party or the negotiations relating to this Agreement (“Confidential Information”).

13.2	Each party may disclose information which would otherwise be confidential if and to the extent that:

(a)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(b)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

(c)	the information has come into the public domain through no fault of that party;

(d)	the information was previously disclosed to it without any obligation of confidence; or

(e)	the other party has given its written consent.

14.	General

14.1	Notices

All notices, approvals and other communications to be given under this Agreement shall be in writing and shall be sent by first class post or facsimile (such facsimile notice to be confirmed by letter posted first class within twenty four hours of the transmission of the relevant facsimile) to the address of the other party set out at the head of this Agreement (or to such other address as either party may notify to the other under the provisions of this clause).

14.2	Entire Agreement

(a)

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

(b)

Both parties acknowledge that they have entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither party shall have liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

14.3	Assignment and Sub-Contracting

The Distributor may not assign or sub-licence any of its rights or sub-contract any of its obligations under this Agreement without the prior written consent of In2Games, which consent shall not be unreasonably withheld.

14.4	Force majeure

Neither party shall be deemed to be in breach of this Agreement, or otherwise liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any event beyond the reasonable control of that party (and in particular any delay or non-performance in respect of In2Games’s delivery obligations under clause 4 shall be deemed to be beyond the reasonable control of In2Games if and to the extent they are caused by the relevant platform holder/licensor delaying or withholding approval of the Game for whatever reason), provided however, that if such an event affecting In2Games’ delivery obligations lasts more than 30 days, In2Games will provide a full refund of all stock purchased by Distributor and not delivered. In such event the party unable to meet its obligations shall promptly notify the other in writing of the circumstances and the time for performance of this Agreement shall be extended by such reasonable period as the parties shall agree. If the circumstances still exist 30 days after such notification, either party may terminate this Agreement with immediate effect on giving written notice to the other.

14.5	No Joint Venture or Partnership

Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture between In2Games and the Distributor or the relationship of principal and agent between In2Games and the Distributor.

14.6	Value Added Tax

All sums due under this Agreement are exclusive of any applicable Value Added Tax (or other sales tax). Each party shall pay any applicable Value Added Tax (or other sales tax) with the relevant sum at the rate and in the manner from time to time prescribed by law, subject to receiving an appropriate Value Added Tax (or other sales tax) invoice from the other party.

14.7	Exclusion of third party rights

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

14.8	Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

This Agreement has been executed on the date appearing at the beginning of this Agreement.

In2Games Limited	Mad Catz Europe Limited

Signed	Signed

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